Exhibit 99.1

For Immediate Release	November 5, 2007
Crown Crafts Acquires Infant and Toddler Product Line from Springs Global; Announces
Preliminary Results for Second Quarter; Provides Revenue Guidance for Third Quarter
Gonzales, Louisiana — Crown Crafts, Inc. (“Crown Crafts” or the “Company”) (NASDAQ-CM: CRWS) today announced the acquisition through its wholly-owned subsidiary, Crown Crafts Infant Products, Inc., of the infant and toddler product line of Springs Global US, Inc. (“Springs”). The Company also announced preliminary results for the fiscal year 2008 second quarter and provided revenue guidance with respect to the fiscal year 2008 third quarter.
Springs Acquisition. At closing, the Company paid approximately $12.4 million for the inventory, intellectual property and certain other assets associated with the Springs infant and toddler product line and assumed certain liabilities. (The final purchase price is subject to adjustment pending the completion of the final inventory valuation, as a result of which the Company expects the final purchase price to be reduced.) In conjunction with the acquisition, the Company amended its credit facility to increase the maximum principal amount of its revolving line of credit from $22 million to $26 million, to extend the term of the revolving line of credit one year to July 11, 2010 and to provide for a $5 million term loan due November 1, 2009. The Company also entered into warehousing and shared services agreements with Springs under which Springs will warehouse and distribute purchased products for six months.
Excluding the effects of the shared services agreement and amortization expense related to intangibles, the Company anticipates an annual increase in sales, pre-tax net income, earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings per share as follows:

	Annual Impact
Net sales	$25.0	million
Pre-tax net income	$3.5	million
EBITDA	$4.4	million (1)
Basic earnings per share	$0.20
Diluted earnings per share	$0.19

(1)	See Non-GAAP Reconciliation — EBITDA
Net income, EBITDA, and earnings per share for the first six months after the acquisition will be negatively impacted by approximately $550,000 due to additional costs related to the warehousing and shared services agreements. After that time, the Company will fully absorb the operations into Crown Crafts Infant Products. The transition is expected to be seamless as operations will be merged into existing operations at Crown Crafts Infant Products with only minimal additional overhead.

“The addition of Springs’ infant and toddler product line is expected to expand the Company’s toddler business from $1.3 million to $17.5 million,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “In addition, we anticipate that the transaction will be highly accretive and that diluted earnings per share will increase by $0.19 after the first six months when the warehousing and shared services arrangements with Springs are terminated.”
Springs entered the infant products market in 1995 with the purchase of Dundee Mills, a pioneer in the infant products market. Dundee Mills, founded in 1888 primarily as a towel producer, acquired the Baby Products division of Johnson & Johnson in 1972. Dundee Mills and Springs became well-known brands in the infant products market with innovative licensed and branded products.
“The addition of an established growing portfolio of toddler bedding solidifies the Company’s leadership position in this category,” commented Nanci Freeman, President and Chief Executive Officer of Crown Crafts Infant Products, Inc. “With the convertible crib becoming the crib of choice for new parents, the Toddler Bedding category continues to grow. As the crib converts to a toddler bed, the parents are very willing to invest in toddler bedding. In addition to the toddler program, we will also be in a position to strengthen our business in the infant nursery décor category.”
“The baby business has been and remains a good business. Our decision to make this agreement with Crown Crafts simply reflects our continued focus on our three core businesses: Bed, Bath and Basic Bedding,” stated Thomas O’Connor, Executive Vice President of Springs.
The Company will host a teleconference on Tuesday, November 6, 2007 at 10:00 a.m. Central Standard Time to discuss the acquisition and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (877) 260-8899. Please refer to confirmation number 892634. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 11:45 a.m. Central Standard Time on November 6, 2007 through 11:59 p.m. Central Standard Time on November 13, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 892634.
Preliminary Second Quarter Results and Financial Guidance. The Company also announced that, subject to finalizing second quarter results, it estimates that it will report a decline in sales of $3.8 million, or 18%, from $20.9 million to $17.1 million and a decline in net income of $1.1 million, excluding the gain on refinancing in fiscal year 2007, from $1.6 million to $0.5 million for the 2008 second quarter as compared to the 2007 second quarter. The primary reasons for the sales decline are a net $2.1 million decrease in programs discontinued subsequent to the fiscal year 2007 second quarter and a decrease in shipments of replenishment orders, offset by shipments of new designs; a decrease of $0.9 million due to promotions in the prior year not repeated in the current year; a decrease of $0.4 million due to a shift from the second quarter to the third quarter; and a $0.4 million decrease due to shipments of replenishment orders of vinyl bibs related to the temporary discontinuance of sales of vinyl bibs by Babies R Us. The decline in net income is a direct result of the decrease in sales, along with increased costs of $463,000 associated with the Company’s proxy contest, increased stock compensation costs of $105,000 and a charge of $215,000 related to vinyl bibs. The Company also indicated that, without giving any effect to the Springs acquisition, it anticipates that third quarter 2008 sales will be approximately 4% to 6% higher than the prior-year quarter sales of $15.4 million.
The Company intends to release the full results of its operations for the second quarter of fiscal year 2008 before the market opens on Wednesday, November 14, 2007. E. Randall Chestnut, Chairman, President and Chief Executive Officer, and Amy Vidrine Samson, Chief Financial Officer, will host a teleconference at 1:00 p.m. Central Standard Time on that same day to discuss the Company’s results and answer appropriate questions from stockholders.

Interested investors may join the teleconference by dialing (800) 230-1092. Please refer to confirmation number 890903. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found on the investor relations portion of the Company’s website after earnings are released.
A telephone replay of the teleconference will be available from 4:30 p.m. Central Standard Time on November 14, 2007 through 11:59 p.m. Central Standard Time on November 21, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 890903.
The Company is providing this preliminary information about its second quarter results prior to its scheduled earnings announcement date because of the timing of the Springs acquisition. Investors should not expect the Company to provide information about the results of future quarters in advance of scheduled quarterly earnings announcement dates. In addition, investors should not expect the Company to update the information in this release in advance of the scheduled announcement date for its second quarter 2008 earnings.
About Crown Crafts
Crown Crafts, Inc. designs, markets and distributes infant consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.
Contact: Olivia Elliott, Secretary — Treasurer
                               (225) 647-9124
                               or
                               Halliburton Investor Relations
                               (972) 458-8000

Crown Crafts, Inc.
Non-GAAP Reconciliation — EBITDA
(In thousands)
(Unaudited)

Pre-tax net income	$3,500
Interest expense	900
Depreciation	—
Amortization	—

EBITDA	$4,400

Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a measure that management uses to monitor our operating and cash flow performance. In calculating EBITDA, the Company excludes interest, taxes, depreciation and amortization. This non-GAAP measure is provided as supplemental information and should not be considered as a substitute for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity.